Exhibit 99.1

FOR IMMEDIATE RELEASE:

DATATRAK INTERNATIONAL REPORTS FOURTH QUARTER AND FULL YEAR RESULTS FOR 2004

Quarterly revenue growth of 74% leads to record yearly earnings as the EDC market and the
Company continue to gain momentum

CLEVELAND, Ohio, February 10, 2005...DATATRAK International, Inc. (Nasdaq: “DATA”), the leading and most experienced Application Service Provider (“ASP”) in the Electronic Data Capture (“EDC”) industry, today reported its operating results for the fourth quarter and full year of 2004.

For the three months ended December 31, 2004, revenue increased 74% to $3,413,000 and the Company reported net income of $425,000 or $0.06 per share on a fully diluted basis. These results compared with revenue of $1,966,000, and a net loss of ($297,000), or ($0.05) per share, in the fourth quarter of 2003.

For the year ended December 31, 2004, DATATRAK’s revenue increased approximately 60% to $11,305,000, and net income of $817,000, or $0.12 per share on a fully diluted basis was recorded for the period. The Company reported revenue of $7,052,000, and a net loss of ($1,049,000), or ($0.19) per share, in the previous year.

DATATRAK’s backlog at December 31, 2004 was $14.1 million and backlog currently stands at approximately $13.4 million. This compares to a backlog of $14.6 million at December 31, 2003. Backlog is defined as the remaining value of signed contracts or authorization letters to commence services. The Company does not include in its backlog potential contracts or authorization letters that have passed the verbal stage, but have not yet been signed. All contracts are subject to possible delays or cancellation or they can change in scope in a positive or negative direction. Therefore, the current backlog is not necessarily indicative of the Company’s future quarterly or annual revenue.

“We are very pleased with the results produced by our Company for the fourth quarter and the year,” stated Dr. Jeffrey A. Green, President and Chief Executive Officer of DATATRAK International, Inc. “We have stated that the fourth quarter can be a ‘wild card’ and this year the results exceeded our expectations as activity increased. The year of 2004 was clearly a pivotal one for the Company as we refined our operations and began to gather momentum in the emerging EDC market.”

Green continued, “As we move into 2005, we expect to see a continuation of the progressive and gradual adoption of EDC that was experienced in 2004. Because of our limited visibility with respect to a number of ‘work in progress’ opportunities (that includes both existing and potential new customers) and because we lack specific timelines from our customers for a number of planned trials, we have elected not to give specific revenue and earnings targets for 2005. Based on our backlog, carryover expectations from trials already underway, and conservative estimates of new business, maintaining an approximate 50% top line growth rate, with approximately 75% gross margins is reasonable with plenty of room for upside surprises. Our unique relationship with SAS has the potential to accelerate our current growth rates over the next few years, though it is too early to quantify them at this time. The selection of us by a company such as SAS is an independent verification of the strong market presence we enjoy as a leader in this sector. This, along with the recent direct reference to EDC by the Secretary of Health and Human Services correctly addressing the ability of technology to enhance patient safety and reduce the overall cost of drug development, holds the promise of steadily advancing adoption rates for EDC and making 2005 a very dynamic year for our Company.”

Green concluded, “The year of 2004 was a period of strong growth on all fronts and produced record accomplishments for our Company. In addition, this year is off to a strong start. Speaking for our entire team at DATATRAK, we are excited about the opportunities and challenges that lie ahead.”

The Company will also host a conference call today at 4:30 p.m. EST. To participate in the call, participants are asked to dial 719-457-2625 a few minutes before 4:30 p.m. EST. A replay of the conference call will be available at approximately 7:30 p.m. EST on February 10, 2005, and will run until 1:00 a.m. EST on February 18, 2005. The replay can be accessed by dialing 719-457-0820. The access code for both the conference call and the replay is #2535641.

DATATRAK International, Inc. is a worldwide ASP for the EDC industry. The Company provides a suite of software products supporting the use of DATATRAK EDC® and related services to the pharmaceutical, biotechnology, and medical device industries. DATATRAK EDC® was developed in order to deliver clinical research data from investigative sites to clinical trial sponsors faster and more efficiently than conventional, manual methods. DATATRAK EDC® can be deployed worldwide in either a distributed platform using laptop computers or in a centralized environment using the Internet. DATATRAK EDC® software and its earlier versions have successfully supported many international clinical studies involving thousands of clinical research sites and encompassing tens of thousands of patients in 47 countries. DATATRAK International, Inc.’s product suite has been utilized in some aspect of the clinical development of 14 separate drugs that have received regulatory approval from either the United States Food and Drug Administration or counterpart European bodies. DATATRAK International, Inc. has offices located in Cleveland, Ohio and Bonn, Germany. Its common shares are listed on the Nasdaq Stock Market under the symbol “DATA.” Visit the DATATRAK International, Inc. web site at www.datatrak.net or www.datatraknet.de.

Except for the historical information contained in this press release, the statements made in this release are forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include the ability of the Company to absorb corporate overhead and other fixed costs in order to successfully market the DATATRAK EDC® software; the development and fluctuations in the market for EDC technology; the degree of the Company’s success in obtaining new contracts; the timing of payments from customers and the timing of clinical trial sponsor decisions to conduct new clinical trials or cancel or delay ongoing trials; governmental regulation; the early stage of the Company’s EDC business and operations; and general economic conditions. In addition, the Company’s success depends on the outcome of various strategic initiatives it has undertaken, all of which are based on assumptions made by the Company concerning trends in the clinical research market and the health care industry.

CONTACT:

Jeffrey A. Green, Pharm.D., FCP President and Chief Executive Officer	Terry C. Black Chief Financial Officer	Neal Feagans Investor Relations

DATATRAK International, Inc. DATATRAK International, Inc. Feagans Consulting, Inc
440/443-0082 x112 440/443-0082 x110 303-449-1184

DATATRAK International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet Data
(Unaudited)

	December 31, 2004	December 31, 2003
Cash and investments	$7,919,233	$4,261,184
Accounts receivable, net	1,989,948	788,342
Other	2,031,429	1,327,008

Total assets	$11,940,610	$6,376,534

Accounts payable and other current liabilities	$1,823,132	$1,775,703
Shareholders’ equity	10,117,478	4,600,831

Total liabilities and shareholders’ equity	$11,940,610	$6,376,534

DATATRAK International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)
	For the Three Months Ended December 31,
	2004	2003
Revenue	$3,412,783	$1,965,603
Direct costs	813,415	511,674

Gross profit	2,599,368	1,453,929
Selling, general and administrative expenses	2,015,123	1,526,355
Depreciation and amortization	176,813	223,036

Income (loss) from operations	407,432	(295,462)
Other income, net	8,377	2,488

Income (loss) before income taxes	415,809	(292,974)
Income tax (benefit) expense	(9,500)	4,316

Net income (loss)	$425,309	$(297,290)

Net income (loss) per share:

Basic:
Net income (loss) per share	$0.07	$(0.05)

Weighted average shares outstanding	6,121,179	5,983,413

Diluted:
Net income (loss) per share	$0.06	$(0.05)

Weighted average shares outstanding	6,880,569	5,983,413

DATATRAK International, Inc. and Subsidiaries Condensed Consolidated Statements of Operations (Unaudited)

	For the Twelve Months Ended December 31,
	2004	2003
Revenue	$11,305,112	$7,052,158
Direct costs	2,633,805	1,622,231

Gross profit	8,671,307	5,429,927
Selling, general and administrative expenses	7,229,433	5,550,833
Depreciation and amortization	650,961	936,958

Income (loss) from operations	790,913	(1,057,864)
Other income, net	34,621	13,559

Income (loss) before income taxes	825,534	(1,044,305)
Income tax expense	8,500	4,316

Net income (loss)	$817,034	$(1,048,621)

Net income (loss) per share:

Basic:
Net income (loss) per share	$0.13	$(0.19)

Weighted average shares outstanding	6,099,453	5,565,149

Diluted:
Net income (loss) per share	$0.12	$(0.19)

Weighted average shares outstanding	6,825,196	5,565,149